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                                                                     EXHIBIT 99.

                                                                    NEWS RELEASE
FOR IMMEDIATE RELEASE
---------------------


                               PICO HOLDINGS, INC.
                                       AND
                            GLOBAL EQUITY CORPORATION

                               JOINT PRESS RELEASE
                               -------------------


         (LA JOLLA, CALIFORNIA - TORONTO, CANADA)--JUNE 19, 1998--PICO Holdings, Inc. of La Jolla, California and Global Equity Corporation of Toronto, Ontario, today announced that their previously disclosed discussions concerning a potential combination of the two companies have resulted in a proposal by PICO Holdings (which today beneficially owns, together with its affiliates, approximately 51% of Global Equity's common shares). This proposal was favorably received by the independent committee of Global Equity's board of directors. Under the terms of the proposed business combination, current Global Equity shareholders, including PICO Holdings' affiliates, would exchange their shares for common stock of PICO Holdings on the basis of 0.4628 of a PICO share for each Global Equity share. The independent committee is prepared to recommend acceptance of the proposal to Global Equity shareholders subject to receiving the formal written opinion of First Marathon Securities Limited, its independent financial adviser. First Marathon expects to complete and deliver its formal valuation within the next several weeks and has indicated it expects to be able to deliver an opinion that the exchange ratio is fair, from a financial point of view, to the shareholders of Global Equity other than PICO Holdings.

         The proposed exchange ratio was calculated based on net asset values of Cdn. $3.83 per share for Global Equity and US $5.61 per share for PICO Holdings. Based on these net asset values, the transaction to acquire the approximate 49% minority of common stock of Global Equity is valued at approximately US $103.8 million or Cdn. $153 million.

         The combination of PICO Holdings and Global Equity would simplify the two companies' organizational structures and present shareholders with a more liquid stock in a larger public company listed on the Nasdaq National Market System. The simplification and increase in size and liquidity of the combined companies should encourage increased analyst coverage and institutional investment interest as well as provide increased access to capital markets.

         The share exchange would be effected by way of an arrangement under Ontario corporate law, implementation of which would be subject to approval by the shareholders of both companies (on a majority of minority basis for Global Equity) and court approval. It is anticipated that proxy materials would be sent to the shareholders of both companies in early August 1998, with shareholder meetings to approve the transaction expected to occur in September 1998. In addition to the shareholder and other approvals described above, the transaction would be subject to customary conditions such as regulatory approvals (including SEC registration of the PICO Holdings shares to be issued under the proposed share exchange) and delivery of First Marathon's fairness opinion.

         Global Equity Corporation is an international investment company with offices in Toronto, Canada and La Jolla, California. Its stock trades on the Toronto and Montreal Stock Exchanges under the symbol "GEQ". PICO Holdings, Inc. is a diversified insurance and investment holding company, headquartered in La Jolla, which trades under the symbol "PICO" on the Nasdaq National Market System.


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         This Joint Press Release is not an offer of securities by PICO
Holdings, Inc. Any such offer will be made only by means of a prospectus complying with applicable United States and Canadian securities requirements.

                                      # # #


For further information, please contact:

    Global Equity Corporation                 PICO Holdings, Inc.
    Max Webb                                  Richard H. Sharpe
    (619) 551-6835 (Ext. 216)                 (619) 456-6022 (Ext. 201)

    First Marathon Securities Limited         Special Committee of Global Equity
    Marianne Anderson                         Corporation, Board of Directors
    (416) 869-7458                            David Williams
                                              (416) 364-4700


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